Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson/Kathy Nugent (media)
631-962-2043	(212) 213-0006
Kim Wittig (media)
631-962-2135
OSI Pharmaceuticals Announces First Quarter 2008 Financial Results
- Reports Earnings of $0.52 Per Share from Continuing Operations –
- Net Income From Continuing Operations Up 61% Over First Quarter 2007 –
- Tarceva Related Revenue Up 39% Over First Quarter 2007-
MELVILLE, NEW YORK – May 6, 2008 - OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today its financial results for the Company’s first quarter ended March 31, 2008. The Company reported net income from continuing operations of $31.7 million (or $0.52 per share) for the three months ended March 31, 2008, compared with net income from continuing operations of $19.7 million (or $0.33 per share) for the same period last year, an increase of 61%.
The Company reported total revenues from continuing operations of $91 million for the first quarter of 2008 compared to revenues of $77 million for the first quarter of 2007, an increase of 17%. The increase is due to the growth in revenues arising from worldwide Tarceva® (erlotinib) sales, partially offset by a decline in business development revenue. Total worldwide net sales of Tarceva for the first quarter of 2008 were approximately $267 million, as reported by Genentech, Inc. and Roche, the Company’s collaborators for Tarceva, and represent a 35% growth in global sales compared to global sales of $198 million in the first quarter 2007.
Total revenues from continuing operations for the first quarter of 2008 are comprised of the following key items:
•	Net revenues from the unconsolidated joint business for Tarceva of $50 million, compared to $39 million in the first quarter of 2007, arising from the Company’s co-promotion arrangement with Genentech. The net revenues are based on total U.S. Tarceva sales of $111 million, compared to $102 million in the first quarter of 2007;

-more-

•	Royalties on product licenses of $32 million compared to $19 million in the first quarter of 2007 from Roche, the Company’s international collaborator for Tarceva. The royalty revenues are based on total rest of world sales of $156 million which increased 63%, compared to the $96 million reported in the first quarter of 2007;

•	License, milestone and other revenues of $9 million compared with $19 million in the first quarter of 2007. The decrease is primarily a result of licensing revenue recognized in the first quarter of 2007 related to licensing agreements under the Company’s DP-IV patent portfolio and the out-licensing of the company’s Glucokinase Activator program to Eli Lilly. This was partially offset by higher DP-IV royalty revenue in 2008.
Operating expenses from continuing operations for the first quarter of 2008 were $57.9 million, compared to $58.1 million for last year’s first quarter. Research and development expenses for the first quarter of 2008 were $30.5 million compared to $30.6 million in the first quarter of 2007. Selling, general and administration expenses for the first quarter of 2008 decreased to $24.5 million from $25.1 million for the first quarter of 2007. Operating expenses included $5.5 million (or $0.08 per share) of equity related compensation expense for the first quarter of 2008, compared to $4.0 million (or $0.07 per share) for the first quarter of 2007.
Discontinued Operations

As a result of the Company’s decision to divest its eye disease business, or Eyetech, the operating results for Eyetech, for all periods presented, are shown as discontinued operations in the accompanying consolidated statement of operations. The Company also announced that it has signed a term sheet with an undisclosed third party for the divestiture of Macugen® and anticipates that this transaction will be concluded during the second quarter of 2008. The transaction, if concluded, will complete the divestiture of the Company’s principal eye disease business assets.
The Company’s net income, including results from discontinued operations, was $29.2 million (or $0.49 per share) for the three months ended March 31, 2008, compared with a net income of $6.6 million (or $0.12 per share) for the same period last year.
Conference Call

OSI will host a conference call reviewing the Company’s financial results, product portfolio and business developments on May 6, 2008 at 5:00PM (Eastern Time). To access the live webcast or the fourteen-day archive via the Internet, log on to www.osip.com. Please connect to the Company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-596-2611 (U.S.) or 1-913-312-0823 (international) to listen to the call. The conference ID number for the live call is 1706244. Telephone replay is available approximately two hours after the call through May 20, 2008. To access the replay, please call 1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The conference ID number is 1706244.

About OSI Pharmaceuticals

OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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OSI Pharmaceuticals, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
	Unaudited	Unaudited
Revenues:
Net revenue from unconsolidated joint business	$49,795	$39,122
Royalties on product licenses	31,583	19,293
License, milestone and other revenues	9,357	19,054

Total revenues	90,735	77,469

Expenses:
Cost of goods sold	2,170	1,904
Research and development	30,549	30,626
Selling, general and administrative	24,531	25,129
Amortization of intangibles	602	458

Total expenses	57,852	58,117

Income from continuing operations	32,883	19,352

Other income (expense):
Investment income — net	3,734	3,095
Interest expense	(3,131)	(1,803)
Other income (expense) — net	(1,007)	(438)

Income from continuing operations before income taxes	32,479	20,206
Income tax provision	816	511

Net income from continuing operations	31,663	19,695
Loss from discontinued operations	(2,426)	(13,054)

Net income	$29,237	$6,641

Basic and diluted income (loss) per common share:
Basic income (loss)
Continuing operations	$0.55	$0.34
Discontinued operations	$(0.04)	$(0.23)
Net income	$0.51	$0.12
Diluted income (loss)
Continuing operations *	$0.52	$0.33
Discontinued operations	$(0.04)	$(0.21)
Net income	$0.49	$0.12
Weighted average shares of common stock outstanding:
Basic shares	57,130	57,302
Diluted shares	64,657	61,733

* Computation of diluted income per share from continuing operations:

Net income from continuing operations	$31,663	$19,695
Add: Interest and issuance cost related to dilutive convertible debt	2,219	755

Net income from continuing operations — diluted	$33,882	$20,450

Basic shares	57,130	57,302
Dilutive effect of options and restricted stock	683	523
Dilutive effect of the 2025 Notes	3,908	3,908
Dilutive effect of the 2023 Notes**	2,936	—
Dilutive effect of the 2038 Notes** (issued in January 2008)	—

Diluted shares	64,657	61,733

 ** Under the “if-converted” method, common share equivalents related to our 2038 Notes were not included in diluted earnings per share for the three months ended March 31, 2008 because their effect would be anti-dilutive. Common share equivalents related to our 2023 Notes were not included in diluted earnings per share for the three months ended March 31, 2007 because their effect would be anti-dilutive.

	March 31,	December 31,
	2008	2007
	Unaudited
Cash and investments securities (including restricted investments)	$441,379	$305,098